Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On February 22, 2007, TC GL Intermediate Limited Partnership, a wholly-owned subsidiary of TC PipeLines, LP (the “Partnership”), completed the acquisition of a 46.45 per cent general partnership interest in Great Lakes Gas Transmission Limited Partnership (“Great Lakes”) from El Paso Great Lakes Company, L.L.C., an indirect subsidiary of El Paso Corporation for a total purchase price of $943.9 million, subject to certain post-closing adjustments, including the indirect assumption of approximately $212 million of Great Lakes’ debt.  The acquisition was partially financed through a private placement of equity of 17,356,086 common units for gross proceeds of $600 million which closed concurrently with the Great Lakes acquisition.  TransCan Northern Ltd., a wholly-owned subsidiary of TransCanada Corporation (“TransCanada”), purchased 8,678,045 of the 17,356,086 common units for gross proceeds of $300 million.  In addition, TC PipeLines GP, Inc. (“TC PipeLines GP”), the sole general partner of the Partnership and a wholly-owned subsidiary of TransCanada, maintained its two per cent general partner interest in the Partnership by contributing $12.6 million to the Partnership.  The Partnership funded the balance of the purchase consideration with a draw on its amended and restated senior credit facility.

TransCanada previously held a 50 per cent general partnership interest in Great Lakes.  TransCanada acquired an additional 3.55 per cent interest in Great Lakes as part of its acquisition of ANR Pipeline Company on February 22, 2007.  Upon closing of this separate transaction, TransCanada’s interest in Great Lakes increased to 53.55 per cent, and a wholly-owned subsidiary of TransCanada is now the operator of Great Lakes.

The following pro forma condensed consolidated balance sheet as of December 31, 2006 has been prepared as if the acquisition of the 46.45 per cent general partnership interest in Great Lakes occurred on December 31, 2006.  The following pro forma condensed consolidated statement of income for the year ended December 31, 2006 has been prepared as if the acquisition occurred on January 1, 2006.  The financial statements are based on currently available information and certain estimates and assumptions that we believe are reasonable.

The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the consolidated results of operations of the Partnership in future periods or as it would have been had the acquisition occurred on January 1, 2006. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of the Partnership, and the related notes thereto, which are included in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as Great Lakes’ historical financial statements and the related notes thereto, which are presented in Exhibit 99.3.

Pro Forma Condensed Consolidated Balance Sheet

December 31, 2006

(millions of dollars)

		Pro Forma		Pro Forma
	TC PipeLines, LP	Adjustments		TC PipeLines, LP
		(unaudited)		(unaudited)
Assets
Current assets	$6.5	$(0.8	)Note 1)	$5.7
Investment in Great Lakes	—	731.9	Note 2)	731.9
Investment in Northern Border Pipeline	561.2	—		561.2
Plant, property and equipment	127.0	—		127.0
Goodwill	79.2	—		79.2
Other assets	3.9	1.2	Note 1)	5.1
	$777.8	$732.3		$1,510.1

Liabilities and Partners’ Equity
Current liabilities
Accounts payable and accrued interest	$4.6	$—		$4.6
Current portion of long-term debt	4.7	—		4.7
Long-term debt	463.4	125.0	Note 3)	588.4
Non-controlling interests	1.2	—		1.2
Partners’ equity	303.9	607.3	Note 3)	911.2
	$777.8	$732.3		$1,510.1

TC PipeLines, LP

Pro Forma Condensed Consolidated Statement of Income

Year ended December 31, 2006

(millions of dollars except per unit amounts)

		Pro Forma		Pro Forma
	TC PipeLines, LP	Adjustments		TC PipeLines, LP
		(unaudited)		(unaudited)

Equity income from investment in Great Lakes	—	56.9	Note 4)	56.9
Equity income from investment in Northern Border Pipeline	56.6	—		56.6
Equity income from investment in Tuscarora	5.9	—		5.9
Transmission revenues	0.9	—		0.9
Operations, maintenance and administrative expenses	(2.7)	—		(2.7)
Depreciation	(0.2)	—		(0.2)
Financial charges, net and other	(15.8)	(8.1	)Note 3)	(23.9)
Net income	44.7	48.8		93.5
Net income per common unit	$2.39		Note 5)	$2.51
Units outstanding (millions)	17.5	17.4	Note 3)	34.9

Notes to Unaudited Pro Forma Combined Financial Information

The following significant estimates and assumptions have been used in preparation of the unaudited pro forma financial information:

Note 1)   Debt issue costs of $1.2 million were assumed to have been paid at December 31, 2006.

Note 2)   The acquisition of Great Lakes was completed at a purchase price of $943.9 million, including the indirect assumption of approximately $212 million of Great Lakes’ debt.

The difference between the purchase price and the fair value of net assets of $453 million, being goodwill, was recorded as part of the investment in Great Lakes.  Great Lakes business is subject to rate regulation based on historical costs which do not change with market conditions or change of ownership.  Accordingly, upon acquisition, the assets and liabilities of Great Lakes were determined to have a fair value equal to the regulated historical costs.  No intangibles other than goodwill were identified.

The Partnership accounts for its interest in Great Lakes using the equity method of accounting.

Note 3)   The acquisition was partially financed through a private placement of 17,356,086 common units for gross proceeds of $600 million.  TC PipeLines GP maintained its two per cent general partner interest in the Partnership by contributing $12.6 million to the Partnership.  To fund the remaining balance a loan of $125 million was drawn at an assumed effective interest rate of 6.29 per cent per annum. Assumed equity issue costs of $5.3 million were recorded as a charge to partners’ equity.

Note 4)   The Partnership assumed equity income from its investment in Great Lakes would have been equal to 46.45 per cent of Great Lakes’ audited 2006 net income of $78.3 million before income taxes payable by partners of $44.1 million.

Note 5)   In calculating net income per common unit, the Partnership assumed the 2006 distribution per common unit would have been equal to the actual distribution per unit paid in 2006.